                             COLLABORATION AGREEMENT


     This COLLABORATION AGREEMENT (the "Agreement"), effective as of March 29, 1996 (the "Effective Date"), is made by and between Pharmacopeia, Inc., a Delaware corporation, having a principal place of business at 101 College Road East, Princeton, New Jersey 08540 ("Pharmacopeia"), and Daiichi Pharmaceutical Co., Ltd., a Japanese corporation, having a principal place of business at 14-10, Nihonbashi 3-Chome, Chuo-Ku, Tokyo 103 Japan ("Daiichi").

                                   WITNESSETH:

     WHEREAS, Pharmacopeia has developed novel, proprietary methods for the generation and screening of encoded compound libraries. Pharmacopeia believes that its technology, by rapidly producing diverse and targeted compound libraries will accelerate the drug discovery process and increase productivity of drug discovery programs; and

     WHEREAS, Daiichi and Pharmacopeia have entered the secrecy agreement dated October 27, 1994 to evaluate the possibility of collaboration; and

     WHEREAS, Daiichi and Pharmacopeia desire to collaborate to prepare and screen compound libraries containing compounds that are [***] and

     WHEREAS, on even date herewith, Daiichi and Pharmacopeia have entered into a Common Stock Purchase Agreement pursuant to which Daiichi has agreed to purchase, and Pharmacopeia has agreed to sell to Daiichi, shares of Pharmacopeia Common Stock as set forth herein.

     NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the parties as follows:


                                    ARTICLE 1

                                   DEFINITIONS

     As used herein, the following terms will have the meanings set forth below:

     1.1 "ACTIVE COMPOUND" shall mean a Library Compound which has activity [***] in the Field. During the Research Program, the foregoing criteria for an Active Compound may be modified with the written agreement of the Research Committee.

     1.2 "AFFILIATE" shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Pharmacopeia


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or Daiichi but only for so long as such entity controls, is controlled by, or is under common control with Pharmacopeia or Daiichi. For this purpose, control means the possession of the power to direct or cause the direction of the management and the policies of an entity whether through ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote, and for nonstock organizations, the right to receive over fifty percent (50%) of the profits by contract or otherwise, or if not meeting the preceding requirement, any company owned or controlled by or owning or controlling Pharmacopeia or Daiichi at the maximum control or ownership right permitted in the country where such company exists.

     1.3 "AGREEMENT COMPOUND" shall mean any Collaboration Compound or Other Compound.

     1.4 "AGREEMENT PRODUCT" shall mean any product containing an Agreement Compound. Agreement Products shall not include Excluded Products.

     1.5 "COLLABORATION COMPOUND" shall mean any Active Compound or Derivative Compound F.

     1.6 "COLLABORATION PRODUCT" shall mean any product containing a Collaboration Compound.

     1.7 "COLUMBIA LICENSE" shall mean that certain License Agreement effective as of July 16, 1993, as amended and restated as of October 6, 1995, entered by and between Pharmacopeia, Inc., the Trustees of Columbia University in the City of New York and the Cold Spring Harbor Laboratory.

     1.8 "CONSUMER PRICE INDEX" or "CPI" means the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.

     1.9 "CORE COUNTRIES" shall mean the United States, Canada, Europe (members of the European Patent Convention via European Patent Office Applications) and Japan.

     1.10 "CUTOFF DATE" shall mean (i) with respect to any Derivative Compound F, [***] of the end of the Research Period; and (ii) with respect to any Other Derivative Compound, [***] of the Designation Date of the Other Compound from which such Other Derivative Compound was derived.

     1.11 "DAIICHI TECHNOLOGY" shall mean any patent application or patent owned or controlled, in whole or in part, by Daiichi or its Affiliates which are Sublicensees at any time during the term of this Agreement, that claims an Agreement Compound, or method of use or process for the synthesis thereof, or composition-of-matter containing such Agreement Compound.


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     1.12 "DERIVATIVE COMPOUND" shall mean any Derivative Compound F or Other
Derivative Compound.

          1.12.1 "DERIVATIVE COMPOUND F" shall mean any compound, except a Library Compound, that demonstrates activity in the Field and is derived from a Library Compound by Pharmacopeia or Daiichi or by a third party under authority from Daiichi or Pharmacopeia. As used in this Section 1.12.1, a compound shall be deemed to have been "derived from" a Library Compound if such compound:

               (i) is actually synthesized in a chemical synthesis program based on a Library Compound;

               (ii) is actually synthesized based on structure-activity data relating to Library Compounds or Derivative Compounds; or

               (iii) is included within the scope of any claim of a patent application or patent within the Licensed Technology, Joint Inventions or Daiichi Technology disclosing one or more compounds within (i) or (ii) above.

It is understood that "Derivative Compound F" shall include a compound derived from a Library Compound or from a Derivative Compound.

          1.12.2 "OTHER DERIVATIVE COMPOUND" shall mean any compound, except a Library Compound, that demonstrates activity against a particular target outside the Field, which compound is derived from a Library Compound in a Focused Library by Pharmacopeia or Daiichi or by a third party under authority from Daiichi or Pharmacopeia. As used in this Section 1.12.2, a compound shall be deemed to have been "derived from" a Library Compound if such compound:

               (i) is actually synthesized in a chemical synthesis program based on such a Library Compound; or

               (ii) is included within the scope of any claim of a patent application or patent disclosing one or more compounds within (i) above.

It is understood that "Other Derivative Compound" shall include a compound derived from a Library Compound in a Focused Library or from a Derivative Compound.

     1.13 "DESIGNATION DATE" shall have the meaning set forth in Section 6.3.3 below.

     1.14 "DEVELOPMENT CANDIDATE" shall mean an Optimized Lead Compound or Derivative Compound approved by the appropriate body of Daiichi for full preclinical development.


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     1.15 "EXCLUDED PRODUCT" shall mean any product for use inside or outside the Field which contains:

[***]



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[***]


     1.16 "FDA" shall mean the U.S. Food and Drug Administration or any corresponding foreign registration or regulatory authority.

     1.17 "FIELD" shall mean the [***]

     1.18 "INITIAL TERM" shall mean the period commencing on the Effective Date and terminating on [***] thereof.

     1.19 "IND" shall mean an Investigational New Drug application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder for initiating clinical trials in the United States, or any corresponding foreign application, registration or certification.

     1.20 "IN VITRO LEAD" shall mean a Collaboration Compound which, with respect to a molecular target in the Field, meets the criteria for IN VITRO potency and selectivity as set forth in the Research Plan for such molecular target.

     1.21 "LIBRARY" shall mean any chemical compound library prepared by or on behalf of Pharmacopeia. Libraries shall be comprised of two (2) types, as follows:

          1.21.1 "RANDOM LIBRARY" shall mean a chemical compound library, other than a Focused Library, prepared by Pharmacopeia for use in Pharmacopeia internal and external programs, including the Research Program.



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          1.21.2     "FOCUSED LIBRARY" shall mean any chemical compound library prepared by Pharmacopeia specifically for screening in the Research Program based on (i) an Active Compound, or (ii) proprietary information of either party, or (iii) information in the public domain as agreed by the Research Committee.

     1.22 "LIBRARY COMPOUND" shall mean any compound which is or was contained in a Library prepared by Pharmacopeia and screened in connection with the Research Program by Pharmacopeia or Daiichi.

     1.23 "LICENSED TECHNOLOGY" shall mean any Patent Rights or Know-How owned or controlled, in whole or in part, by Pharmacopeia, developed in the course of and in connection with the Research Program. It is understood that the Licensed Technology shall not include any technology proprietary to third parties or intellectual property owned or licensed to Pharmacopeia relating to the Columbia License or certain proprietary high throughput screening assays [***]
(the "Excluded Technology").

          1.23.1 "PATENT RIGHTS" shall mean (i) all patents and patent applications existing as of the Effective Date, or conceived and reduced to practice by Pharmacopeia or jointly with Daiichi during the term of the Research Program, that claim an Agreement Compound, or method of use or process for the synthesis thereof or composition-of-matter containing such Agreement Compound, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing, in each case, which is owned or controlled, in whole or part, by license, assignment or otherwise by Pharmacopeia, to the extent Pharmacopeia has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense.

          1.23.2 "KNOW-HOW" shall mean all ideas, inventions, data, instructions, processes, formulas, expert opinions and information, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information, existing as of the Effective Date, or developed by Pharmacopeia or jointly with Daiichi during the term of the Research Program, in each case, which is necessary for the development, manufacture, use or sale or commercialization of Agreement Products, to the extent Pharmacopeia has the right to license or sublicense the same, and subject to any limitations and prohibitions of such license or sublicense. Know-How does not include any inventions otherwise included in the Patent Rights.

     1.24 "MAJOR COUNTRY" shall mean any of the United States, Canada, Japan, the United Kingdom, France, Germany, Italy or Spain.


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     1.25 "NDA" shall mean a New Drug Application, as defined in the U.S. Food,
Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification.

     1.26 "NET SALES" shall mean the invoice price of Agreement Products sold by Daiichi or its Affiliates or Sublicensees to third parties, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade discounts actually allowed, including government managed care and other contract rebates, pharmacy incentive programs, including chargebacks of pharmacy or hospital performance incentive programs or similar programs; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business. Net Sales shall also include the amount or fair market value of all other consideration received by Daiichi or its Affiliates or Sublicensees in respect of Agreement Products, whether such consideration is in cash, payment in kind, exchange or another form. In the case of discounts on "bundles" of products, Daiichi may with notice to Pharmacopeia discount the bona fide list price of an Agreement Product by the average percentage discount of all products of Daiichi and/or its Sublicensees in a particular "bundle", calculated as follows:

                     Average percentage
                     discount on a             =            A         x 100
                     particular "bundle"                ---------
                                                            B

where A equals the total discounted price of a particular "bundle" of products, and B equals the sum of the undiscounted bona fide list prices of each unit of every product in such "bundle". Daiichi shall provide Pharmacopeia documentation, reasonably acceptable to Pharmacopeia, establishing such average discount with respect to each "bundle". If an Agreement Product is not sold separately and no bona fide list price exists for such Agreement Product, the parties shall negotiate in good faith an imputed bona fide list price for such Agreement Product.

     1.27 "OPTIMIZED LEAD COMPOUND" shall be deemed to have been identified at such time as the RC determines that an In Vitro Lead or other Collaboration Compound displays activity in a relevant animal model as set forth in the Research Plan with respect to a particular molecular target in the Field.

     1.28 "OTHER COMPOUND" shall mean a Library Compound identified by Daiichi as having activity against any target outside the Field and designated by Daiichi pursuant to Section 6.3 or an Other Derivative Compound with activity against the same target. A Collaboration Compound having activity less than or equal to one (1) micromolar inside the Field and activity outside the Field shall not be an Other Compound.


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     1.29 "OTHER PRODUCT" shall mean any product containing an Other Compound.

     1.30 "PHASE I", "PHASE II", and "PHASE III" shall mean Phase I (or
Phase I/II), Phase II (or Phase II/III), and Phase III clinical trials, respectively, in each case as prescribed by applicable FDA IND Regulations, or any corresponding foreign statutes, rules or regulations.

     1.31 "RESEARCH COMMITTEE" or "RC" shall have the meaning set forth in
Section 3.1.

     1.32 "RESEARCH PLAN" shall mean the written overall plan for the research the parties will conduct in the Field in connection with the Research Program. The Research Plan may be amended with the agreement of the Research Committee. The initial Research Plan for the first year of the Research Program has been agreed by the parties. Subsequent Research Plans shall be prepared by the Research Committee prior to the annual anniversary of the Effective Date.

     1.33 "RESEARCH PROGRAM" shall mean the research activities on a collaborative basis with the goal of identifying Optimized Lead Compounds (that ultimately may be developed into Collaboration Products) during the Initial Term, or any extension term thereof ("Research Period"). A written outline of Pharmacopeia's activities during the first two (2) years of the Research Program is attached hereto as Exhibit A. Such outline may be amended by the Research Committee.

     1.34 "SUBLICENSEE" shall mean, with respect to a particular Agreement Product, a third party to whom Daiichi has granted a license or sublicense under the Licensed Technology to develop, make, have made, use and sell such Agreement Product. As used in this Agreement, "Sublicensee" shall also include a third party to whom Daiichi has granted the right to distribute such Agreement Product, provided that such third party has the primary responsibility for marketing and promotion at its expense of such Agreement Product within the field or territory for which such distribution rights are granted, which marketing and promotional activities are not subsidized directly or indirectly by Daiichi or its Affiliates.


                                    ARTICLE 2

                                RESEARCH PROGRAM

     2.1 RESEARCH PROGRAM ACTIVITIES. Subject to the terms and conditions set forth herein, the parties shall conduct research under the Research Plan on a collaborative basis.

          2.1.1 PHARMACOPEIA RESPONSIBILITIES.

                (a) DILIGENCE. During the term of the Research Program, Pharmacopeia shall use its reasonable efforts to identify In Vitro Leads and Optimized Lead Compounds. Pharmacopeia shall keep the RC fully informed of its activities in the Field


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including, without limitation, by providing the RC with data and information regarding Collaboration Compounds, structures thereof, and biological assays developed by Pharmacopeia relating to the Field;

                (b) STAFFING. During the Initial Term, Pharmacopeia will provide an average of [***] full-time equivalent ("FTE") research positions annually to conduct the Research Program, or such greater number of FTE positions as may be agreed.

          2.1.2 DAIICHI RESPONSIBILITIES.

                (a) DILIGENCE. Daiichi shall use reasonable efforts to provide Pharmacopeia with support and assistance useful or necessary for the conduct of the Research Program; including but not limited to providing chemical and biological reagents, assay know-how, and structure-activity relationships; and

                (b) INFORMATION. During the term of the Research Program, Daiichi shall keep the RC fully informed of its activities in the Field, including, without limitation, by providing the RC with data and information regarding Collaboration Compounds, structures thereof, and assays developed and used by Daiichi in the Field which would be useful for the Research Program. Except as provided in Section 2.9, Daiichi shall have no obligation to inform Pharmacopeia of the structure of the active pharmaceutical components of Excluded Products, nor to disclose to Pharmacopeia information proprietary to third parties.

     2.2  OPTIONS TO SUBSTITUTE MOLECULAR TARGETS OR EXPAND THE RESEARCH
          PROGRAM.

          2.2.1 OPTION TO SUBSTITUTE MOLECULAR TARGETS.

                (a) OPTION; EXERCISE. During the Initial Term, after [***] following the Effective Date, or earlier with the consent of the RC, Daiichi shall have the option of discontinuing the activities of the Research Program with respect to the molecular targets in the Field in order to substitute new molecular targets inside or outside the Field. To exercise such option, Daiichi shall provide Pharmacopeia with three (3) months written notice
(i) that Daiichi desires to drop the initial targets from the Research Program and (ii) of the identity of any new target Daiichi wishes to pursue. In such event, the parties shall discuss and agree on: (i) the substitute molecular target, (ii) a definition of a substitute Field (the "Substitute Field") encompassing such substitute molecular target and commensurate in scope with the initial definition of the Field, (iii) the objectives of the Research Program and (iv) the manpower allocations for the new Research Program.

                (b) AGREEMENT AMENDMENTS. The parties hereby agree that compounds with activity against a substitute molecular target and in the Substitute Field agreed pursuant to Section 2.2.1(a) above, and products based thereon, shall be Agreement Compounds and Agreement Products, respectively, for all purposes of this Agreement. Compounds and


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products with activity in the Substitute Field shall be subject to all applicable provisions in this Agreement which apply with respect to Agreement Compounds and Agreement Products and related Libraries in the initial Field MUTATIS MUTANDI. In each case, any necessary conforming amendment to this Agreement shall be promptly completed and executed by the parties.

                (c) CONTINUED OBLIGATIONS. In the event that Daiichi drops a target from the Research Program because of the successful identification of an Active Compound and directly or indirectly continues the development or commercialization of Agreement Compounds or Agreement Products directed to such target, Daiichi's rights and obligations hereunder shall remain in full force and effect, subject to the terms and conditions of this Agreement.

          2.2.2 OPTION TO EXPAND RESEARCH PROGRAM TO NEW TARGETS. With the agreement of the parties, at Daiichi's request, the Research Program may be expanded to one or more additional agreed molecular targets. In such event, the parties shall agree in writing on additional amounts which will be paid to Pharmacopeia and the specific research activities which will be conducted for such targets.

          2.2.3 OPTION TO INCREASE STAFFING OF EXISTING RESEARCH PROGRAM.
During the Initial Term of the Research Program and the first one (1) year extension thereof (if any), Daiichi shall have the right to increase Pharmacopeia's staffing of the Research Program by up to [***] FTEs with three (3) months' written notice. In such event, Daiichi shall pay to Pharmacopeia [***] per each additional FTE per year, which amount shall be upwardly adjusted annually based on cumulative changes in the CPI, using 1996 as the base year.

     2.3 EXTENSION OF RESEARCH PROGRAM TERM. With the agreement of the parties, the term of the Research Program may be extended for up to four (4) successive six (6) month terms following the Initial Term. The parties shall negotiate and decide the terms of any such extension in good faith no later than three (3) months before the end of the Initial Term or any extended term, as applicable.

     2.4  THIRD PARTY LICENSES.

          2.4.1 DAIICHI RESPONSIBILITY. In the event that it is necessary for Pharmacopeia to acquire any third party license specifically for the conduct of the Research Program in the Field, Daiichi will be responsible for the payment of any amounts due to third parties for the license of intellectual property necessary for the performance of the Research Program and the costs of negotiating and preparing any such license; provided, however, [***] Notwithstanding the above, it is understood that Pharmacopeia shall be responsible for all payments due under the Columbia License.


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          2.4.2 [***]

     2.5 FIELD EXCLUSIVITY. During the term of the Research Program, Pharmacopeia shall not knowingly make or provide compounds or combinatorial libraries for or to a third party with regard to any target in the Field, or perform screening on its own account with regard to any target in the Field. For [***] after the end of the Research Program, Pharmacopeia shall not enter into an agreement with a third party regarding, or screen on its own account or for a third party against, any target that has been screened by Pharmacopeia during and in the course of the Research Program, unless Daiichi terminates the Research Program prior to the end of the Initial Term, in which case such restriction on Pharmacopeia shall remain in effect until [***] after the end of the Research Program.

     2.6  TECHNOLOGY TRANSFER.

          2.6.1 TECHNOLOGY EXCHANGE. Subject to Section 5.7 below, during the Initial Term, to maximize the success of the Research Program, Pharmacopeia and Daiichi shall exchange agreed information and materials relating to solid phase organic chemistry synthesis and high throughput screening technology, including agreed Know-How and recommendations regarding database software to be licensed to Daiichi from third parties for storage of chemical structure and biological data and other general laboratory software applications relating to the use of the Libraries.

          2.6.2 TRAINING OF DAIICHI PERSONNEL. At Daiichi's option, a maximum of [***] Daiichi scientists at any one time shall be trained by Pharmacopeia at Pharmacopeia's facilities, with regard to solid phase organic synthesis and high throughput screening methods. The parties shall agree in advance on the timing of visits to Pharmacopeia's facilities by Daiichi scientists and the work to be performed by Daiichi scientists at Pharmacopeia. It is understood that the Daiichi scientists shall remain Daiichi employees and Daiichi shall be responsible for their conduct, activities, salary and benefits.


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     2.7  RECORDS; INSPECTION.

          (a) RESEARCH PROGRAM. Pharmacopeia and Daiichi shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program (including all data in the form required under any applicable governmental regulations and as directed by the RC). Each party shall allow the other to have reasonable access to all pertinent materials and data generated by or on behalf of such party with respect to each Agreement Compound in connection with the Research Program, as set forth in the Research Plan. It is understood that Pharmacopeia shall have no obligation to disclose to Daiichi any Excluded Technology.

          (b) RESEARCH PROGRAM EXPENDITURES. Pharmacopeia shall keep complete, true and accurate books of account and records for the purpose of determining Pharmacopeia's actual costs (as defined in Section 7.1.1) incurred in connection with the performance of the Research Program. Such books and records shall be kept at the principal place of business of Pharmacopeia for at least five (5) years following the end of each calendar year. Such records will be open for inspection during such five (5) year period, but no later than two
(2) years after the end of the Research Period, by an independent auditor of Daiichi, for the purpose of verifying the financial reports submitted by Pharmacopeia pursuant to Section 7.1.3 below. Such inspections may be made no more than once each calendar year, at reasonable times mutually agreed by Pharmacopeia and Daiichi. Daiichi's independent auditor will be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section shall be at the expense of Daiichi unless a variation or error producing a decrease exceeding five percent (5%) of the amount reported for any period covered by the inspection is established in the course of any such inspection, whereupon all costs relating to the inspection for such period will be paid by Pharmacopeia.

     2.8 POST-RESEARCH PROGRAM ACTIVITIES. Except as expressly provided otherwise under the terms of this Agreement, Daiichi shall, at Daiichi's or its Sublicensees' expense, be responsible for conducting all development of Agreement Compounds and Agreement Products following the completion of the Research Program, and all commercialization of Agreement Products to which Daiichi retains rights under this Agreement and develops and commercializes.

     2.9 EXCLUDED PRODUCTS. At such time as Daiichi nominates a Development Candidate with respect to any target against which a Library Compound in a Focused Library has been screened, Daiichi shall notify Pharmacopeia of the identity of such target. Within thirty (30) days following the filing of an IND with respect to each Excluded Product (i) having activity against any target against which a Library Compound was screened in the course of and in connection with the Research Program, or (ii) having activity against any target against which a Library Compound was screened and designated by Daiichi as an Other Compound pursuant to Article 6, Daiichi shall notify Pharmacopeia of such filing, and provide a description of why such Excluded Product is not an Agreement Product hereunder. If a dispute arises between the parties which the

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


parties are unable to resolve regarding whether or not a product is an Excluded Product, the dispute shall be settled by binding arbitration pursuant to Section
15.12 herein. The arbitrators shall be independent persons with expertise in patent law and medicinal chemistry. Each party shall present a written statement of its position to the arbitrators and the other party, and the arbitrators shall evaluate such statements, and such other evidence as the arbitrators deem appropriate, and shall select the statement of one of the parties as their decision; provided, however, Daiichi shall bear the burden of proof in establishing that it has independently developed such Excluded Product. The decision of the arbitrators shall be final, binding and nonappealable. Each party shall bear its own expenses associated with such arbitration and the parties shall equally share the costs of any such arbitration. It is expressly understood that if the parties agree that a particular product is an Excluded Product or the arbitrators determine that a particular product is an Excluded Product, Pharmacopeia will not enforce its patents within the Patent Rights against Daiichi or its Sublicensees with respect to the manufacture or commercialization of such Excluded Product.


                                    ARTICLE 3

                                   MANAGEMENT

     3.1 RESEARCH COMMITTEE. Daiichi and Pharmacopeia will establish a Research Committee ("RC") to oversee, review and recommend direction of the Research Program, and provide advice regarding prosecution of patent applications within the Joint Inventions (as defined below). The responsibilities of the Research Committee shall include: (i) monitoring and reporting research progress and ensuring open and frequent exchange between both parties of chemical, screening and other technological advances, (ii) coordinating all patent activities resulting from the Research Program in keeping with the terms and overall patent strategy agreed by the Patent Committee (as described below), and (iii) participating in the design of Focused Libraries. The RC shall prepare written minutes of each meeting and a written record of all RC decisions, whether made at an RC meeting or otherwise.

     3.2 MEMBERSHIP. The RC shall include four (4) representatives of each of Daiichi and Pharmacopeia, each party's members selected by that party. The initial representatives of each party are listed on Exhibit B hereto. Pharmacopeia and Daiichi may each replace its RC representatives at any time, upon written notice to the other party. The RC shall be chaired as agreed by the parties. From time to time, the RC may establish subcommittees, such as a Patent Committee, to oversee particular projects or activities, and such subcommittees will be constituted as the RC agrees. It is understood that the "Patent Committee" shall be responsible for the patent matters arising out of the Research Program including, but not limited to, determination of inventorship and preparation and prosecution of patent applications.

     3.3 MEETINGS. During the term of the Research Program, the RC shall meet quarterly at regular intervals, or more frequently as agreed by the parties, at such locations as the parties


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agree.  With the consent of the parties, other representatives of Pharmacopeia or Daiichi may attend RC meetings as nonvoting observers. Each party shall be responsible for all of its own expenses associated with attendance of such meetings. The first meeting of the RC shall occur within forty-five (45) days after the Effective Date.

     3.4 DECISION MAKING. Decisions of the RC shall be made by consensus. In the event that a consensus is not achieved within the RC, the matter will be referred to Pharmacopeia's President and Chief Scientific Officer (or designee of similar rank) and Daiichi's Vice President for Research (or designee of similar rank), who shall promptly meet and endeavor to reach consensus in a timely manner. Any disagreements such persons are unable to resolve will be submitted to binding arbitration pursuant to Section 15.12.


                                    ARTICLE 4

                                    LIBRARIES

     4.1 COLLABORATION SCREENING. During the Research Period, Pharmacopeia will prepare Random Libraries and Focused Libraries to be screened in the Field and screen those libraries in the Field. In addition, Pharmacopeia may screen other Random Libraries in the Field.

     4.2  LIBRARY EXCLUSIVITY.

          4.2.1 RANDOM LIBRARIES. Daiichi shall have exclusive rights to Active Compounds as set forth in Section 5.1, but shall have no exclusivity for Random Libraries except with respect to Active Compounds. It is understood that the Random Libraries are regularly used by Pharmacopeia and may have been provided to third parties for screening outside the Field, and that Pharmacopeia can screen the Random Libraries outside the Field during the Research Period or thereafter on its own behalf or for third parties.

          4.2.2 FOCUSED LIBRARIES. After Pharmacopeia reports to the Research Committee the results of the full screening of a particular Focused Library against the agreed targets in the Field in the course of the Research Program, Daiichi may use such Focused Library, subject to the terms and conditions regarding Active Compounds set forth herein. Following the end of the Research Period and for the remaining term of this Agreement, Pharmacopeia shall not screen any Focused Library against any target actually screened by Pharmacopeia during and in the course of the Research Program. Notwithstanding the above, after Pharmacopeia reports to the Research Committee the results of the full screening of a particular Focused Library against the agreed targets in the Field in the course of the Research Program, Pharmacopeia may use such Focused Library to screen against other targets, subject to Section 2.5 and the terms and conditions regarding Active Compounds set forth herein. It is understood that either Pharmacopeia or Daiichi may then seek patent rights on its sole behalf with respect to any Library Compound in a Focused Library which it identifies as having activity outside the Field and which such party determines has patentable utility. In the event that Pharmacopeia commercializes any product based on a Library Compound in such Focused Library, Pharmacopeia shall pay to Daiichi compensation according to Section 7.5 below.

     4.3 PHYSICAL OWNERSHIP. Pharmacopeia shall retain physical ownership of the tangible property embodied in all Libraries. It is understood that Daiichi shall have ownership of certain intellectual property rights, as well as certain license rights with respect to Library Compounds under this Agreement, including rights under Sections 4.2.2 and 10.1.

     4.4 TERM OF FOCUSED LIBRARY OBLIGATIONS. After [***] of the end of the Research Period, either party may use, develop and commercialize without any obligations under this Agreement any Library Compound contained in a Focused Library which is not within the scope of the claims of a patent within the Daiichi Technology or the Licensed Technology and not subject to obligations incurred pursuant to this Agreement prior to such date.


                                    ARTICLE 5

                       LICENSES TO COLLABORATION COMPOUNDS
                           AND COLLABORATION PRODUCTS

     5.1 SCOPE AND DURATION OF LICENSE. Subject to the terms and conditions of this Agreement and the Columbia License, Pharmacopeia grants to Daiichi an exclusive, worldwide license, under the applicable Licensed Technology, to the extent necessary, to develop, make, have made and use Collaboration Compounds, and to develop, make, have made, use and sell Collaboration Products. Notwithstanding the above and Section 6.4, Daiichi may transfer Agreement Compounds to its Sublicensees solely to make, have made, use and sell Agreement Products.

     5.2 SUBLICENSES. Subject to the terms and conditions of this Agreement, Daiichi shall have the right to sublicense the rights granted in Section 5.1 above and Section 6.4 below; provided, prior to the execution of any sublicense, Daiichi shall provide Pharmacopeia with at least the following information with respect to each potential Sublicensee: (i) the identity of the Sublicensee; (ii) a description of the Agreement Product, and the rights being granted to the Sublicensee; and (iii) the territory in which the Agreement Product will be sold. Each sublicense granted by Daiichi shall be consistent with all the terms and conditions of this Agreement and the Columbia License, and subordinate thereto, and Daiichi shall remain responsible to Pharmacopeia for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement. Notwithstanding the above, such sublicenses may impose financial obligations on such sublicensee different than those imposed on Daiichi herein. No sublicense granted by Daiichi may be assigned or transferred to any third party without the prior written consent of Pharmacopeia. No sublicense may be granted by Daiichi with respect to any Agreement Compound until such compound has been nominated a Development Candidate and the


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                                      -15-
corresponding milestone has been paid. Any Sublicensee which wishes to grant a further sublicense shall provide to Daiichi and Pharmacopeia the information described in the first sentence of this Section 5.2 with respect to each potential sub-sublicensee, prior to the execution of any such sub-sublicense.

     5.3 FURTHER LICENSES. In the event that any patent rights owned by Pharmacopeia other than the Patent Rights are necessary for the manufacture or commercialization of a Collaboration Product, at Daiichi's request, Pharmacopeia will grant to Daiichi, to the extent that Pharmacopeia has the right to grant such rights and such grant will not adversely affect Pharmacopeia or another Pharmacopeia sublicensee, a non-exclusive, worldwide license, with the right to sublicense, without any obligation to pay further royalties, solely to develop, make, have made, use and sell such Collaboration Product.

     5.4  THIRD PARTY RIGHTS.

          5.4.1   OVERLAPPING RIGHTS.  Except as otherwise expressly provided in
Section 4.2 hereof, it is understood that Pharmacopeia is in the business of providing combinatorial libraries to third parties, and that Pharmacopeia will grant such third parties rights after the Effective Date to acquire licenses for compounds derived from such libraries similar to Daiichi's rights under this
Article 5. Notwithstanding the licenses granted Daiichi above, it is possible that a third party may acquire rights from Pharmacopeia with respect to one or more compounds of which Pharmacopeia is a sole or joint owner; accordingly, Pharmacopeia's grant of rights in this Article 5 is limited to the extent that
(i) a third party (either alone or jointly with Pharmacopeia) has filed a patent application with respect to such a compound prior to the filing by Daiichi (either alone or jointly with Pharmacopeia) of a patent application with respect to such a compound, or (ii) Pharmacopeia has previously granted a third party a license or other rights with respect to such a compound, and subject to any such grant of rights to a third party, in each case, as shown by contemporaneous documentation. In the event that Pharmacopeia is unable to grant to Daiichi an exclusive worldwide license due to the operation of this Section 5.4.1, at Daiichi's request, the parties shall negotiate in good faith a possible reduction of the milestones and royalties due Pharmacopeia; provided, the provisions herein shall remain in effect unless such other terms are agreed in writing.

          5.4.2 NO LIABILITY. It is understood and agreed that, even if Pharmacopeia complies with its obligations under this Agreement, compounds provided to third parties in the course of Pharmacopeia's other business activities may result in third party patent applications and patents, including patent applications and patents owned by such third parties, or owned jointly by Pharmacopeia and such third parties, which could conflict with patent applications and patents owned by Daiichi, or jointly owned by Daiichi and Pharmacopeia hereunder. Pharmacopeia shall use its reasonable efforts to avoid such conflict; provided, that unless Daiichi is damaged as a proximate result of a material breach by Pharmacopeia of Section 4.2 or of any of the representations and warranties in Article 12, then Pharmacopeia shall have no liability under this Agreement with respect to any such conflict.

     5.5 COLUMBIA SUBLICENSE. Subject to the terms and conditions of this Agreement and the Columbia License, if necessary, Pharmacopeia will grant to Daiichi and directly to its Sublicensees a nonexclusive, worldwide sublicense, without the right to sublicense, under the Columbia License, to develop, make, have made and use Agreement Compounds and develop, make, have made, use, and sell Agreement Products. It is understood and agreed that such sublicenses do not include the right to create, make or have made encoded combinatorial libraries, tags, markers or other encoding compositions, or use methods or processes relating to encoded combinatorial libraries, tags, markers, or other encoding compositions.

     5.6 RESEARCH LICENSE. Notwithstanding Section 5.1 above, Pharmacopeia shall retain the right under the Licensed Technology to make, have made and use Library Compounds for its own research purposes (i.e., to develop, improve and validate its technology and intellectual property). However, if such research would adversely affect Daiichi's ability to commercialize Agreement Compounds pursuant to this Agreement or would jeopardize the commercial or research value of the Daiichi Technology, Pharmacopeia shall not conduct such research or have such research conducted on its behalf.

     5.7 TECHNOLOGY TRANSFER LICENSE. Each party hereby grants to the other, to the extent it has the right to do so, a worldwide, non-exclusive, royalty-free license, with the right to grant sublicenses, to use for all purposes all information and materials transferred pursuant to Section 2.6.1 which are necessary for solid-phase organic synthesis of the Focused Libraries and screening of such Focused Libraries in a 96-well microtiter plate format.

     5.8 NO PRODUCTS OTHER THAN AGREEMENT PRODUCTS. Except as otherwise agreed in writing or specifically provided in the terms of this Agreement, neither Daiichi nor its Affiliates nor Sublicensees shall commercialize any Library Compound or Agreement Compound, other than as an Agreement Product in accordance with this Agreement.

     5.9  [***]


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                                      -17-

                                    ARTICLE 6

                               DAIICHI SCREENING;
                 LICENSES TO OTHER COMPOUNDS AND OTHER PRODUCTS

     6.1 SCREENING OF FOCUSED LIBRARIES BY DAIICHI OUTSIDE THE FIELD. From the date that Pharmacopeia reports to the Research Committee the results of the full screening of a particular Focused Library against the agreed targets in the Field in the course of the Research Program, until the earlier of (i) [***]of such report date, or (ii) the delivery to Daiichi of [***] remaining samplings of such Focused Library existing as of the date of Pharmacopeia's report to the Research Committee, Daiichi may, with notice to Pharmacopeia, request Pharmacopeia to provide Daiichi with one or more samplings of such Focused Library for screening outside the Field and if, technically compatible with the 96-well microtiter plate format and Pharmacopeia's production processes, as reasonably determined by Pharmacopeia, Pharmacopeia shall use diligent efforts to provide to Daiichi such Focused Library within [***] of Daiichi's written request. Each sampling shall be for one assay and shall include a number of compounds equal to [***] of the Focused Library [***], as described in greater detail in Exhibit C attached hereto. Pharmacopeia will deliver plates containing such sampling to Daiichi as soon as practicable. Daiichi shall pay Pharmacopeia [***] for each sampling. Pharmacopeia shall invoice Daiichi for such costs, and Daiichi shall pay such invoice within thirty (30) days of receipt. Pharmacopeia will rearray [***] up to [***] wells and decode up to [***] active structures per library sampling. At Daiichi's request, Pharmacopeia will perform further decodes and rearrays at a cost of [***] per additional rearray and [***] per additional structure decoded. After the [***] prices quoted above will be adjusted cumulatively for changes in the CPI, using 1996 as the base year. Daiichi or its designees may screen any such Focused Library outside the Field; provided, Pharmacopeia's prior written consent is required if such screening is to be performed by Daiichi's designees (i.e., by any entity other than Daiichi, including, without limitation, any Affiliate or Sublicensee).

     6.2 FOCUSED LIBRARY DECODES. Daiichi may acquire exclusive rights to any Other Compound in any Focused Library which has activity of at least one
(1) micromolar against a particular molecular target outside the Field (identified on a coded basis), as shown by contemporaneous written documentation, provided Pharmacopeia has not previously identified such a compound as having any biological activity on its own behalf or for a third party. If, after screening a Library Compound in a Focused Library against targets outside the Field, Daiichi identifies to Pharmacopeia or requests decoding of a compound that Pharmacopeia has previously decoded on its own behalf, Pharmacopeia shall indicate to Daiichi that the compound is not available for license to Daiichi, as shown by contemporaneous documentation. If Pharmacopeia identifies a compound with activity against a Pharmacopeia or third party target and such compound has already been decoded for Daiichi, such compound shall not be available to Pharmacopeia or any third party.

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                                      -18-

     6.3 RIGHT TO DESIGNATE OTHER COMPOUNDS. Except with regard to Excluded Products, it is understood that Daiichi may not develop or commercialize any Library Compound, or any Derivative Compound developed from a Library Compound, which has activity outside the Field, unless such Library Compound has been designated as an Other Compound. Daiichi shall have the right to designate as an Other Compound any Library Compound in a Focused Library which has activity of at least one (1) micromolar against a particular molecular target outside the Field (identified on a coded basis), as shown by contemporaneous written documentation, as follows:

          6.3.1 DECODING BY PHARMACOPEIA. At such time as Pharmacopeia has identified to Daiichi the structure of a Library Compound with activity against a particular molecular target outside the Field following a request for decoding of such Library Compound by Daiichi, that compound shall automatically be designated an Other Compound.

          6.3.2 IDENTIFICATION BY DAIICHI. In the event that Daiichi identifies, without decoding by Pharmacopeia pursuant to Section 6.3.1 above, a particular Library Compound with activity against a particular molecular target outside the Field, Daiichi shall give Pharmacopeia notice identifying such Library Compound and indicating that the Library Compound has activity outside the Field. Such Library Compound shall be designated an Other Compound as of the date of Pharmacopeia's receipt of such notice.

          6.3.3 DESIGNATION DATE. The Designation Date with respect to a particular Other Compound shall be the date Pharmacopeia (i) identifies the structure of a Library Compound pursuant to Section 6.3.1 above, or (ii) receives notice from Daiichi pursuant to Section 6.3.2 above.

     6.4  LICENSE TO OTHER COMPOUNDS AND OTHER PRODUCTS.  Subject to Section
6.5 below, Pharmacopeia agrees to grant to Daiichi an exclusive, worldwide license under the applicable Licensed Technology to the extent necessary to develop, make, have made and use Other Compounds, and develop, make, have made, use and sell Other Products based thereon for the periods set forth below, and, subject to Section 14.1.2, thereafter, if Daiichi achieves the last milestone and pays the corresponding milestone payment. The initial term of any license with respect to a particular Other Compound shall commence on the Designation Date of such Other Compound and shall remain in effect until [***] of such date. Such license shall automatically expire at the end of such period unless Daiichi has achieved the milestone shown below during the period and paid the corresponding milestone payment due under
Section 7.2.2. In such event the license term for the applicable Other Compound (and all Other Compounds active against the same target) shall automatically extend until the end of the applicable cumulative time period shown below. If, during such cumulative time period, Daiichi achieves the applicable milestone and pays the corresponding milestone payment, the license term shall automatically extend until the end of the next indicated cumulative time period, and, subject to Section 14.1.2, thereafter, if Daiichi achieves the last milestone and pays the corresponding milestone payment.


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                                      -19-


CUMULATIVE TIME PERIOD             MILESTONE TO BE COMPLETED WITHIN CUMULATIVE TIME PERIOD
- ------------------------------------------------------------------------------------------
[***] after Designation Date     Development Candidate nominated
[***] after Designation Date     Filing of IND or initiation of human trials in any country
[***] after Designation Date     Initiation of Phase III clinical trials in any country
[***] after Designation Date     Filing of NDA (or equivalent) in any Major Country
[***] after Designation Date     First Approval of NDA (or equivalent) in any Major Country


     6.5 LICENSE MAINTENANCE PAYMENT. Notwithstanding Section 6.4 above, in the event that Daiichi fails to achieve any particular milestone above within the applicable time period, Daiichi may maintain its license, on a target-by-target basis, with respect to the set of Other Compounds active against the same molecular target, for the applicable period specified in Section 6.4 above by paying to Pharmacopeia [***] of the applicable milestone payment due pursuant to Section 7.2.2 on or before the expiration of the specified time period. This license maintenance payment shall be fully creditable against the milestone payment due upon accomplishment of such milestone.


                                    ARTICLE 7

                                    PAYMENTS

     7.1  COLLABORATION FUNDING.

          7.1.1 RESEARCH PROGRAM PAYMENTS. Daiichi agrees to pay to Pharmacopeia research funding, based on Pharmacopeia's actual costs of conducting the Research Program, in a total not exceeding the following amounts (assuming [***] FTEs, and unless increased pursuant to Section 2.2.3):

               PERIOD                 AMOUNT
               ------                 ------

               Year 1              $ 4 Million
               Year 2              $ 4 Million
               Year 3              $ 4 Million
                                   -----------
               Total               $12 Million

As used herein, "actual costs" shall mean Pharmacopeia's actual total direct and indirect fully burdened costs of conducting the Research Program, obtained by methods which may include, without limitation, multiplying Pharmacopeia's actual fully burdened direct and indirect costs per FTE times the number of FTEs involved in the Research Program.


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


          In the event the amounts budgeted for any single semi-annual period are not expended on the Research Program during that semi-annual period, the remainder shall be carried forward and may be expended on the Research Program during the subsequent periods. At least twenty (20) days prior to the end of each semi-annual period, Pharmacopeia shall provide Daiichi with an estimate of the unspent amount, if any, to be carried forward for use in the future period. Daiichi may withhold, from the payment due Pharmacopeia for a subsequent semi-annual period, a sum equivalent to any remainder which was carried forward in a preceding period, unless at the time Pharmacopeia provides Daiichi such estimate it concurrently provides Daiichi with notice that Pharmacopeia plans to spend such amounts in connection with the Research Program during the subsequent period. Daiichi shall release any such withheld amounts to Pharmacopeia on notice from Pharmacopeia that Pharmacopeia will expend such amounts in the subsequent semi-annual period. In no event, however, will Daiichi's total obligation of $12 million for the Research Program be reduced, provided that Pharmacopeia's Research Program expenses, as reported pursuant to Section 7.1.3, total at least $12 million. If the total actual costs incurred by Pharmacopeia under the Research Program during the Initial Term are less than twelve million US dollars ($12,000,000) and the total amounts paid by Daiichi in research funding exceed the total actual costs incurred by Pharmacopeia, Pharmacopeia shall refund to Daiichi such excess amount within sixty (60) days following the end of the Initial Term, unless the Research Program is extended beyond the Initial Term.

          7.1.2 SEMI-ANNUAL PAYMENTS. The amounts to be paid in connection with the Research Program with respect to each twelve (12) month period shall be paid semi-annually in advance. The initial payment shall be made within ten
(10) days after the Effective Date. Subsequent payments shall be made on or before the applicable half-yearly anniversaries of the Effective Date and are non-refundable, except as expressly provided in Section 7.1.1 above.

          7.1.3 REPORTS. Pursuant to Section 2.7 (b), Pharmacopeia shall keep records of all expenses incurred in connection with the Research Program, and annually during the Research Program within thirty (30) days following each anniversary of the Effective Date and the end of each calendar year shall provide Daiichi with a report confirmed by Pharmacopeia's Director of Finance describing Pharmacopeia's actual average FTE cost during the preceding year, and the number of FTEs utilized in the Research Program during the preceding year.

          7.1.4 NO WITHHOLDING. The amounts paid to Pharmacopeia pursuant to this Section 7.1 are funding for the Research Program and shall be made without withholding for taxes or any other charge.

     7.2  MILESTONE PAYMENTS.

          7.2.1     COLLABORATION COMPOUNDS AND COLLABORATION PRODUCTS.

               (a)  MILESTONES.  Subject to Sections 4.4, 7.2.1 (b) and 7.2.1
(c), Daiichi agrees to pay to Pharmacopeia the following amounts within thirty
(30) days following the
achievement by Daiichi, its Sublicensees or other designees of each of the following milestones with respect to each Collaboration Compound and each corresponding Collaboration Product, but not with respect to Excluded Products.


               Milestones                                                              Amount
          --------------------                                                        --------
          Optimized Lead Compound Identified                                          $ [***]

          Development Candidate Nominated                                             $ [***]

          Filing of an IND or initiation of human trials in any country             $   [***]

          Initiation of Phase III clinical trials in any country                    $   [***]

          Filing of NDA or foreign equivalent in any Major Country                  $   [***]

          First approval of an NDA or foreign equivalent in any Major Country       $   [***]
                                                                                    -----------

          Total                                                                     $   [***]


               (b)  REDUCED MILESTONE PAYMENTS.  Notwithstanding
Section 7.2.1(a) above, in the event that a Derivative Compound F with activity in the Field which Daiichi elects to develop (i) is conceived later than [***] after the end of the Research Period, but on or before [***] as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] of the end of the Research Period (or a division or continuation of such an application), then Daiichi shall only be obligated to pay to Pharmacopeia [***] of the milestone payment above with respect to such Derivative Compound F (or a corresponding Agreement Product).

               (c) EXCLUSIONS. Notwithstanding Section 7.2.1 (a) above, in the event that any Derivative Compound F with activity in the Field which Daiichi elects to develop (i) is conceived later than [***], as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] (or a division or continuation of such an application), then Daiichi shall not be obligated to pay to Pharmacopeia any milestone payments above with respect to such Derivative Compound F (or a corresponding Agreement Product). For the avoidance of doubt, it is agreed that in the event that such a Derivative Compound F is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention, which is issued on an application filed prior to [***] of the end of the Research Period, Daiichi shall owe to Pharmacopeia the full amounts set forth in Section 7.2.1 (a) above. It is further agreed that if such compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on an application filed after [***] of the end of the Research Period but before [***] Daiichi shall owe to Pharmacopeia the amounts set forth in Section 7.2.1 (b).


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


               (d) CREDIT. [***] percent [***] of the payment made by Daiichi to Pharmacopeia for achievement of first approval of an NDA or foreign equivalent with respect to a Collaboration Product shall be creditable against running royalties due pursuant to Section 7.3.1 with respect to such Collaboration Product, up to [***] percent [***] of the royalties due in any period.

          7.2.2     OTHER COMPOUNDS AND OTHER PRODUCTS.

               (a) Subject to Sections 4.4, 7.2.2 (b) and 7.2.2 (c), Daiichi agrees to pay to Pharmacopeia the following amounts within thirty (30) days following the achievement by Daiichi, its Sublicensees or other designees of each of the following milestones with respect to each Other Compound and each corresponding Other Product, but not with respect to Excluded Products.


               Milestone                                                           Amount
          --------------------                                                    --------
          Development Candidate Nominated                                       $  [***]

          Filing of an IND or initiation of human trials in any country         $  [***]

          Initiation of Phase III clinical trials in any country                $  [***]

          Filing of an NDA or NDA equivalent in a Major Country                 $  [***]

          First approval of an NDA or NDA equivalent in a Major Country         $  [***]
                                                                                ----------

          Total                                                                 $  [***]

               (b)   REDUCED MILESTONE PAYMENTS.  Notwithstanding Section 7.2.2
(a) above, in the event that an Other Derivative Compound derived from an Other Compound, which Daiichi elects to develop, (i) is conceived later than [***] after the Designation Date of the Other Compound from which such Other Derivative Compound was derived, but on or before [***] following such Designation Date, as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] of such Designation Date (or a division or continuation of such an application), then Daiichi shall only be obligated to pay to Pharmacopeia [***] percent [***] of the milestone payment above with respect to such Other Derivative Compound (or a corresponding Agreement Product).

               (c) EXCLUSIONS. Notwithstanding Section 7.2.2 (a) above, in the event that an Other Derivative Compound derived from an Other Compound which Daiichi elects to develop (i) is conceived later than [***] after the Designation Date of the Other Compound from which such Other Derivative Compound was derived, as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent


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                                      -23-
covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] (or a division or continuation of such an application), then Daiichi shall not be obligated to pay to Pharmacopeia any milestone payments above with respect to such Other Derivative Compound (or a corresponding Agreement Product). For the avoidance of doubt, it is agreed that in the event that such an Other Derivative Compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention, which is issued on an application filed prior to [***] of the applicable Designation
Date, Daiichi shall owe to Pharmacopeia the full amounts set forth in
Section 7.2.2 (a) above. It is further agreed that if such compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on an application filed after [***] of the applicable Designation Date but before the [***] Daiichi shall owe to Pharmacopeia the amounts set forth in Section 7.2.2 (b).

               (d) CREDIT. [***] percent [***] of the payment made by Daiichi to Pharmacopeia for achievement of first approval of an NDA or foreign equivalent with respect to an Other Product shall be creditable against running royalties due pursuant to Section 7.3.2 with respect to such Other Product, up to [***] percent [***] of the royalties due in any period.

          7.2.3 BACKUP AGREEMENT COMPOUNDS AND AGREEMENT PRODUCTS. The payments set forth in Sections 7.2.1 and 7.2.2 above shall be made with respect to each Agreement Compound or corresponding Agreement Product, as the case may be; provided, however, if Daiichi ceases all development of a particular Agreement Compound or Agreement Product after having made payments with respect to such Agreement Compound or Agreement Product under Sections 7.2.1 and 7.2.2 above following the accomplishment of any milestone specified herein, there shall be no payment due upon the accomplishment of that same milestone with respect to the next Agreement Compound or Agreement Product hereunder active in the same assay and developed for the same or different indication(s). When milestones are achieved with respect to such subsequent Agreement Compound or Agreement Product which were not previously paid with respect to a corresponding earlier Agreement Compound or Agreement Product, such milestone payments shall be paid pursuant to this Section 7.2.3. Notwithstanding Section 7.2.1 above, if Daiichi identifies a second or subsequent Optimized Lead Compound with respect to a particular target, there shall be no payment due upon the accomplishment of the Optimized Lead Compound Identified milestone with respect to such second or subsequent Optimized Lead Compound.

     7.3  ROYALTIES.

          7.3.1     COLLABORATION PRODUCTS.

               (a) BASE ROYALTY. Daiichi shall pay to Pharmacopeia running royalties equal to [***] percent [***] of the aggregate Net Sales made by Daiichi, its Affiliates and Sublicensees of Agreement Products which are Collaboration Products, except that no royalties will be payable with respect to Excluded Products or a product subject to Section 4.4 above.


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               (b)  ROYALTY RATE REDUCTION FOR DERIVATIVE COMPOUNDS.
Notwithstanding Section 7.3.1(a) above, in the event that a Derivative Compound F with activity in the Field which Daiichi elects to develop (i) is conceived later than [***] after the end of the Research Period, but on or before [***], as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] of the end of the Research Period (or a division or continuation of such an application), then Daiichi shall only be obligated to pay to Pharmacopeia [***] percent [***] of the royalties above with respect to such Derivative Compound F (or a corresponding Agreement Product).

               (c) EXCLUSIONS. Notwithstanding Section 7.3.1(a) above, in the event that any Derivative Compound F with activity in the Field which Daiichi elects to develop (i) is conceived later than [***], as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***]
(or a division or continuation of such application), then Daiichi shall not be obligated to pay to Pharmacopeia any royalties above with respect to such Derivative Compound F (or a corresponding Agreement Product). For the avoidance of doubt, it is agreed that in the event that such a Derivative Compound F is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention, which is issued on an application filed prior to [***] of the end of the Research Period, Daiichi shall owe to Pharmacopeia the full amounts set forth in Section 7.3.1 (a) above. It is further agreed that if such compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on an application filed after [***] of the end of the Research Period but before [***], Daiichi shall owe to Pharmacopeia the amounts set forth in Section 7.3.1 (b).

          7.3.2     OTHER PRODUCTS.

               (a) BASE ROYALTY. Daiichi shall pay to Pharmacopeia running royalties equal to [***] percent [***] of the aggregate Net Sales made by Daiichi, its Affiliates and Sublicensees of Agreement Products which are Other Products, except that no royalties will be payable with respect to Excluded Products or a product subject to Section 4.4 above.

               (b) ROYALTY RATE REDUCTION FOR OTHER DERIVATIVE COMPOUNDS. Notwithstanding Section 7.3.2 (a) above, in the event that an Other Derivative Compound derived from an Other Compound which Daiichi elects to develop
(i) is conceived later than [***] after the Designation Date of the Other Compound from which such Other Derivative Compound was derived, but on or before [***] following such Designation Date, as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] of such Designation Date (or a division or continuation of such an application), then Daiichi shall only be obligated to pay to


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Pharmacopeia [***] percent [***] of the royalties above with respect to such
Other Derivative Compound (or a corresponding Agreement Product).

               (c) EXCLUSIONS. Notwithstanding Section 7.3.2 (a) above, in the event that an Other Derivative Compound derived from an Other Compound which Daiichi elects to develop (i) is conceived later than [***] after the Designation Date of the Other Compound from which such Other Derivative Compound was derived, as shown by contemporaneous written evidence, and (ii) is not within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on a patent application pending as of [***] (or a division or continuation of such an application), then Daiichi shall not be obligated to pay to Pharmacopeia any royalties above with respect to such Other Derivative Compound (or a corresponding Agreement Product). For the avoidance of doubt, it is agreed that in the event that such an Other Derivative Compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention, which is issued on an application filed prior to [***] of the applicable Designation Date, Daiichi shall owe to Pharmacopeia the full amounts set forth in Section 7.3.2 (a) above. It is further agreed that if such compound is within the scope of the claims of a patent covering any Daiichi Technology, Joint Invention or Pharmacopeia Invention which is issued on an application filed after [***] of the applicable Designation Date but before [***] , Daiichi shall owe to Pharmacopeia the amounts set forth in Section 7.3.2 (b).

          7.3.3 TRADE SECRET ROYALTIES. The parties acknowledge and agree that the principal value contributed by Pharmacopeia is accelerated time to market, enhanced probability of success and the potential for multiple target leads and that Pharmacopeia may not own or control patents that cover the manufacture, sale or use of a particular Agreement Product. Daiichi acknowledges and agrees that the value Daiichi receives hereunder is in the access to the Library Compounds and enablement in the solid-phase synthesis and high throughput screening thereof, and accordingly Daiichi shall pay the royalties at the rates specified in Sections 7.3.1 and 7.3.2, regardless of whether the applicable Agreement Compound or Agreement Product is covered by a patent application or patent within the Licensed Technology or Daiichi Technology.

          7.3.4 SINGLE ROYALTY; NON-ROYALTY SALES. No royalty shall be payable under this Section 7.3 with respect to sales of Agreement Products among Daiichi, its Affiliates and Sublicensees for resale; and in no event shall more than one royalty be due hereunder with respect to any Agreement Product unit even if covered by more than one patent included in the Licensed Technology.

          7.3.5 ROYALTY TERM. Daiichi's obligation to pay royalties to Pharmacopeia shall continue for each Agreement Product, on a country-by-country basis, until the later of (i) ten (10) years after the first commercial sale of such Agreement Product, or (ii) the expiration of the last to expire issued patent covering such Agreement Product within the Licensed Technology or Daiichi Technology issuing on a patent application filed on or before the applicable Cutoff Date.


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          7.3.6     THIRD PARTY ROYALTIES.  Daiichi is responsible for all
payments due to third parties for the manufacture, sale, or use of Agreement Products by Daiichi, its Affiliates or Sublicensees under the Licensed Technology or Daiichi Technology. It is expressly understood that Pharmacopeia shall be responsible for all payments due under the Columbia License during the term of this Agreement. It is further understood that Pharmacopeia shall be responsible for any royalties due third parties with respect to intellectual property required for the preparation of Libraries or decoding of Library Compounds during and in the course of the Research Program.

     7.4 COMMERCIAL IMPRACTICABILITY. In the event that Daiichi believes that the milestone payments set forth in Section 7.2 or the royalties in Section 7.3 above would make the sale of an Agreement Product commercially impracticable, it may notify Pharmacopeia, and the parties shall negotiate in good faith milestones and royalty payments with respect to such Agreement Product which shall reflect the potential commercial value of such Agreement Product; provided, the provisions of Sections 7.2 and 7.3 shall remain in effect until such other terms are agreed in writing. In the event that no issued patent within the Licensed Technology, Joint Inventions or Daiichi Technology or licensed pursuant to Section 5.3 covers a particular Agreement Product in a particular country, or all issued patents within the Licensed Technology, Joint Inventions and Daiichi Technology and licensed pursuant to Section 5.3 have expired in such country, and a third party which is not a Sublicensee of Daiichi is selling a directly competing Agreement Product and sales of such Agreement Product constitute [***] percent [***] or more of the Net Sales by Daiichi or its Sublicensees of the Agreement Product in such country, the parties shall negotiate in good faith a reduction of the royalty payments in such country with respect to such Agreement Product.

     7.5 ROYALTY TO DAIICHI. In the event that Pharmacopeia commercializes a product based on a Library Compound contained in a Focused Library screened by Pharmacopeia pursuant to Section 4.2.2, Pharmacopeia shall pay to Daiichi compensation, subject to Section 4.4, as follows:

          7.5.1 With respect to a product incorporating a Library Compound or a Derivative Compound which is within the scope of the claims of a patent which is issued on a patent application filed by Pharmacopeia or jointly by Pharmacopeia and a third party, which filing occurs within [***] following the decoding by Pharmacopeia of such Library Compound on which such Derivative Compound is based, (i) a royalty of [***] percent [***] on net sales by Pharmacopeia or its Affiliates of such a product, or (ii) if licensed by Pharmacopeia to a third party, [***] percent [***] of the royalties and lump sum payments, net of expenses, received by Pharmacopeia with respect to the sales of such product. Notwithstanding the above, if Pharmacopeia commercializes a product incorporating a Library Compound or a Derivative Compound both itself and through a license to a third party, Pharmacopeia shall pay to Daiichi (i) a royalty of [***] percent [***] on net sales by Pharmacopeia or its Affiliates of such a product, and (ii) [***] percent [***] of the royalties and lump sum payments, net of expenses, received by Pharmacopeia from its licensees with respect to the sales of such product.


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          7.5.2     With respect to a product incorporating a Library Compound or a Derivative Compound which is within the scope of the claims of a patent which is issued on a patent application filed by Pharmacopeia or jointly by Pharmacopeia and a third party, which filing occurs more than [***] and within [***] following the decoding by Pharmacopeia of such Library
Compound on which such Derivative Compound is based, (i) a royalty of [***] percent [***] on net sales by Pharmacopeia or its Affiliates of such a product, or (ii) if licensed by Pharmacopeia to a third party, [***] percent [***] of the royalties and lump sum payments, net of expenses, received by Pharmacopeia with respect to the sales of such product. Notwithstanding the above, if Pharmacopeia commercializes a product incorporating a Library Compound or a Derivative Compound both itself and through a license to a third party, Pharmacopeia shall pay to Daiichi (i) a royalty of [***] percent [***] on net sales by Pharmacopeia or its Affiliates of such a product, and (ii) [***] percent [***] of the royalties and lump sum payments, net of expenses, received by Pharmacopeia from its licensees with respect to the sales of such product.

          7.5.3 No royalty will be owed for any such product incorporating a Library Compound or a Derivative Compound which is within the scope of the claims of a patent which is issued on a patent application filed by Pharmacopeia or jointly by Pharmacopeia and a third party, which filing occurs more than [***] following the decoding by Pharmacopeia of such Library Compound on which such Derivative Compound is based.

          7.5.4 Any royalties due Daiichi pursuant to this Section 7.5 shall be based on net sales determined in accordance with the provisions of Section 1.26, paid for a term equivalent to that set forth in Section 7.3.5, and subject to reporting and other obligations equivalent to those set forth in Article 8.

     7.6 EQUITY INVESTMENT. Subject to the terms and conditions of the Common Stock Purchase Agreement, Daiichi shall purchase from Pharmacopeia on the Effective Date $5,000,000 of Pharmacopeia common stock [***]
In addition, on the tenth business day following the day that Pharmacopeia provides Daiichi notice that an [***] has been identified, Daiichi shall purchase from Pharmacopeia $3,000,000 of Pharmacopeia Common Stock [***]

     7.7  [***]

     7.8 TECHNOLOGY TRANSFER AND LICENSE FEE. On the Effective Date, Daiichi shall pay to Pharmacopeia a technology transfer and license fee of [***]


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[***] in consideration for the license granted Daiichi and costs associated with the technology transfer to Daiichi described in Section 5.7.

                                    ARTICLE 8

                           PAYMENTS; BOOKS AND RECORDS

     8.1 ROYALTY REPORTS AND PAYMENTS. After the first commercial sale of an Agreement Product on which royalties are payable by Daiichi or its Sublicensees hereunder, Daiichi shall make quarterly written reports to Pharmacopeia within ninety (90) days after the end of each calendar quarter, stating in each such report, separately for Daiichi and each Sublicensee, the number, description, and aggregate Net Sales, by country, of each Agreement Product sold during the calendar quarter upon which a royalty is payable under Section 7.3 above. Concurrently with the making of such reports, Daiichi shall pay to Pharmacopeia royalties due at the rates specified in such Sections.

     8.2 PAYMENT METHOD. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Pharmacopeia. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment subject to Article 7 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), calculated on the number of days such payment is delinquent.

     8.3 PLACE OF ROYALTY PAYMENT AND CURRENCY CONVERSIONS. If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the selling exchange rate for conversion of the foreign currency into U.S. Dollars, quoted for current transactions reported in THE WALL STREET JOURNAL for the last business day of the calendar quarter to which such payment pertains.

     8.4 RECORDS; INSPECTION. Daiichi and its Sublicensees shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such party, as the case may be, for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by a public accounting firm to whom Daiichi has no reasonable objection, solely for the purpose of verifying royalty statements hereunder. Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice. Inspections conducted under this Section 8.4 shall be at the expense of Pharmacopeia, unless a variation or error producing an increase exceeding five percent (5%) of the amount stated for any period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are


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discovered will be paid promptly by Daiichi together with interest thereon from the date such payments were due at the prime rate as reported by the Chase Manhattan Bank, New York, New York, plus an additional two percent (2%). Pharmacopeia agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Pharmacopeia to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The public accounting firm employees shall sign a customary confidentiality agreement as a condition precedent to their inspection, and shall report to Pharmacopeia only that information which would be contained in a properly prepared royalty report by Daiichi.

     8.5  TAX MATTERS.

          8.5.1 WITHHOLDING TAXES. All milestone payments, royalty amounts and technology transfer and license fees specified in Section 7.8 required to be paid to Pharmacopeia pursuant to this Agreement shall be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States ("Withholding Taxes") to the extent Pharmacopeia and/or its Affiliates or their successors has the lawful rights to utilize the Withholding Taxes paid by Daiichi as a credit against Pharmacopeia's and/or its Affiliates regular U.S. tax liability. Daiichi shall provide Pharmacopeia a certificate evidencing payment of any Withholding Taxes hereunder.

          8.5.2 OTHER TAXES; DUTIES. Daiichi shall be responsible for any sales taxes, use taxes, transfer taxes, duties or similar governmental charges required to be paid in Japan in connection with the transfer of the Libraries. In the event that Pharmacopeia is required to pay any such amounts, and reasonably documents payment, Daiichi shall promptly reimburse Pharmacopeia for such amounts. Pharmacopeia shall be responsible for any such taxes and charges in the United States.


                                    ARTICLE 9

                                  DUE DILIGENCE

     9.1 DUE DILIGENCE. Daiichi shall use reasonable efforts, comparable to those efforts used for other internal development candidates of comparable value, to develop and commercialize Agreement Products, as expeditiously as practicable.

     9.2 REPORTS. During the term of this Agreement, Daiichi shall provide Pharmacopeia with written semi-annual reports within thirty (30) days of the end of each six (6) month period providing at least the following information, except with respect to Excluded Products:

          9.2.1     COLLABORATION COMPOUNDS.  With respect to Collaboration
Compounds: (i) description of the status of the research and development activities conducted with respect to


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each Collaboration Compound; and (ii) the status of all patent applications claiming such Collaboration Compounds.

          9.2.2 OTHER COMPOUNDS. With respect to Other Compounds: (i) identification, on a coded basis, of all targets against which each Other Compound demonstrated activity (i.e., with targets designated by a random identification number selected by Daiichi); (ii) description of the status of research and development activities conducted with respect to each target relating to Other Compounds; and (iii) the status of all patent applications claiming such Other Compounds.

The reports described in this Section 9.2 shall contain sufficient information to allow Pharmacopeia to monitor Daiichi's compliance with this Agreement, including without limitation, Daiichi's obligations with respect to the accomplishment of the milestones set forth in Section 7.2. Until first commercial introduction of each royalty-bearing Agreement Product by or on behalf of Daiichi hereunder, Daiichi shall keep Pharmacopeia apprised of the status of the pre-clinical, clinical and commercial development of that Agreement Product by semi-annually providing Pharmacopeia with a written report detailing such activities with respect to each applicable Agreement Product during the term of this Agreement. All reports and information provided under this Section 9.2 shall be deemed Confidential Information of Daiichi.

     9.3 LICENSE BACK. If Daiichi fails to make the applicable payments in Sections 6.5 or 7.2.2 above with respect to any Other Compound (or corresponding Other Product), and Daiichi has not sublicensed its rights with respect thereto, then Daiichi's exclusive rights to the Library Compound from which such Other Compound was developed and all other Library Compounds with activity against the same molecular target shall terminate. In such event, Daiichi shall grant and hereby grants to Pharmacopeia or its designee, (i) a non-exclusive, worldwide, royalty-free, irrevocable license under the Daiichi Technology, including the right to grant and authorize sublicenses, to make, have made, use and sell such Library Compounds, and (ii) an exclusive option to obtain an exclusive, worldwide, royalty-bearing license under the Daiichi Technology, with the right to sublicense, to make, have made, use and sell such Library Compounds, on terms to be negotiated.

     9.4 REGULATORY FILINGS. If Pharmacopeia acquires rights from Daiichi with respect to any Library Compound pursuant to Section 9.3 above, upon the request of Pharmacopeia, Daiichi may, in exchange for agreed consideration, provide Pharmacopeia with access to and the right to use all regulatory filings made by Daiichi to the extent possible with respect to such Library Compound, together with the underlying pre-clinical and clinical data relating thereto, and agreed government permits and health registrations and other rights pertaining thereto.

     9.5 PHARMACOPEIA'S REPORTS. During the term of this Agreement, Pharmacopeia shall provide Daiichi with written semi-annual reports within thirty (30) days of the end of each six (6) month period providing at least the following information with respect to a product as described in Section 7.5:
(i) description of the status of the research and development activities conducted with respect to each such product; and (ii) the status of all patent applications claiming such Library Compound or Derivative Compound. The reports as described in this Section shall


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


contain sufficient information to allow Daiichi to monitor Pharmacopeia's compliance with this Agreement including without limitation Pharmacopeia's obligations with respect to payments set forth in Section 7.5. Until first commercial introduction of each royalty-bearing product incorporating a Library Compound or a Derivative Compound by or on behalf of Pharmacopeia hereunder, Pharmacopeia shall keep Daiichi apprised of the status of the pre-clinical, clinical and commercial development of such product by semi-annually providing Daiichi with a written report detailing such activities with respect to each such product during the term of this Agreement. All reports and information provided under this Section 9.5 shall be deemed Confidential Information of Pharmacopeia.


                                   ARTICLE 10

                              INTELLECTUAL PROPERTY

     10.1 OWNERSHIP OF INVENTIONS. Title to all inventions and other intellectual property made by employees of Daiichi, but not Pharmacopeia, in the course of and in connection with the Research Program ("Daiichi Inventions") shall be deemed owned by Daiichi. Title to all inventions and other intellectual property made solely by employees of Pharmacopeia, but not Daiichi, in the course of and in connection with the Research Program ("Pharmacopeia Inventions") shall be deemed owned by Pharmacopeia. Title to all inventions and other intellectual property made jointly by employees of Daiichi and Pharmacopeia in the course of and in connection with the Research Program ("Joint Inventions") shall be deemed owned jointly by Pharmacopeia and Daiichi. Inventorship of inventions and other intellectual property rights conceived and/or reduced to practice pursuant to this Agreement, and rights of ownership with respect thereto, shall be determined by the Patent Committee pursuant to
Section 3.2 above in accordance with the patent laws of the country or countries in which such inventions or other intellectual property were made.

     10.2 PATENT PROSECUTION.

          10.2.1    RESPONSIBILITIES.

                    (a) PHARMACOPEIA INVENTIONS. Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining patent applications and patents relating to Pharmacopeia Inventions included within the Licensed Technology and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents, as follows:

                         (i)   in the Core Countries, patent applications and
patents relating to all Pharmacopeia Inventions; and


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


                         (ii)  in Mexico, South Korea, People's Republic of
China, Taiwan, Thailand and Russia, patent applications and patents which claim Pharmacopeia Inventions which are Collaboration Compounds; and

                         (iii) in such other countries as Daiichi may designate.

                    (b) JOINT INVENTIONS. Subject to Sections 10.3 and 10.4, Pharmacopeia shall be responsible for preparing, filing, prosecuting and maintaining in Core Countries and such additional countries designated by Daiichi or Pharmacopeia, patent applications and patents relating to all Joint Inventions, and conducting any interferences, re-examinations, reissues and oppositions relating to such Licensed Technology.

                    (c) DAIICHI INVENTIONS. Daiichi shall be responsible for preparing, filing, prosecuting and maintaining worldwide in such countries it deems appropriate, patent applications and patents relating to all Daiichi Inventions, and conducting any interferences, re-examinations, reissues and oppositions relating thereto.

          10.2.2 PHARMACOPEIA FAILURE TO PROSECUTE. Pharmacopeia may elect upon ninety (90) days prior notice to discontinue prosecution of any patent applications filed pursuant to Section 10.2.1 (a) or (b) above and/or not to file or conduct any further activities with respect to the patent applications or patents subject to such Sections. In the event Pharmacopeia declines to file or, having filed, fails to further prosecute or maintain any patent applications or patents described in such Sections, conduct any proceedings including, but not limited to, interferences, re-examinations, reissues, oppositions relating thereto, then, subject to Pharmacopeia's agreements with third parties, Daiichi shall have the right to prepare, file, prosecute and maintain such patent applications and patents in such countries worldwide it deems appropriate, and conduct such proceedings in its own name and at its sole expense. In such case, Pharmacopeia shall immediately execute all necessary documents that may be required in order to enable Daiichi to file, prosecute and maintain such patent application and to conduct any such proceedings.

     10.3 COOPERATION. Each of Daiichi and Pharmacopeia shall keep the other fully informed as to the status of patent matters described in this Article 10, including without limitation, by providing the other the opportunity to fully review and comment on any documents as far in advance of filing dates as possible which will be filed in any patent office, and providing the other copies of any substantive documents that such party receives from such patent offices promptly after receipt, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions. Daiichi and Pharmacopeia shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request. Patent counsel designated by each party will meet at least on a semi-annual basis, unless otherwise agreed in writing, during (i) the Research Period, and (ii) the pendency of any patent applications claiming Joint Inventions described in this Section 10.3, to coordinate, discuss, review and implement patent filing and prosecution strategy.

     10.4 COSTS. Responsibilities for costs incurred under this Article shall be as follows:


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


         (i) Pharmacopeia shall pay all costs incurred in connection with patent applications and patents described in Sections 10.2.1(a)
               (i) and (ii).

        (ii) Daiichi shall pay all costs incurred in connection with patent applications and patents described in Sections 10.2.1 (c) and
               10.2.1 (a) (iii).

       (iii) Subject to subsection (iv) below, the parties shall equally share the costs incurred in connection with patent applications and patents described in Section 10.2.1 (b).

        (iv) Daiichi shall reimburse Pharmacopeia for any annual expenses incurred by Pharmacopeia subject to Section 10.4 (iii) in excess of [***].

     10.5 COPIES. Daiichi shall promptly provide to Pharmacopeia a copy of any patent applications filed by Daiichi and its Affiliates which are Sublicensees after the publication thereof during the term of this Agreement with respect to any Agreement Compounds, except with respect to Excluded Products. Pharmacopeia shall promptly provide to Daiichi a copy of any patent applications filed by Pharmacopeia after the publication thereof during the term of this Agreement with respect to any Library Compounds contained in a Focused Library or Derivative Compounds.

     10.6 ENFORCEMENT AND DEFENSE.

          10.6.1 ENFORCEMENT. Each party shall promptly notify the other of its knowledge of any potential infringement of the Licensed Technology or the Daiichi Technology by a third party. Following the first sale of an Agreement Product in a particular country, Daiichi shall have the right, but not the obligation, to take reasonable legal action necessary to enforce patents claiming Pharmacopeia Inventions and Joint Inventions relating to such Agreement Product against infringements by third parties. If, within six (6) months following receipt of such notice from Pharmacopeia, Daiichi fails to take such action to halt a commercially significant infringement, Pharmacopeia shall, in its sole discretion, have the right, at its expense, to take such action. Each party agrees to render such reasonable assistance as the prosecuting party may
request.  [***]   Daiichi shall
have the right to enforce patents claiming Daiichi Inventions in its sole discretion, unless Pharmacopeia has acquired a license to Daiichi's interest in such patents pursuant to Section 9.3.

          10.6.2 INFRINGEMENT CLAIMS. If the manufacture, sale or use of any Agreement Product pursuant to this Agreement because of the practice of the Licensed Technology, the Excluded Technology or the Daiichi Technology results in any claim, suit or proceeding alleging patent infringement against Pharmacopeia or Daiichi (or its Sublicensees), such party shall promptly notify the other party hereto in writing setting forth the facts of such claim in reasonable detail. The defendant shall have the exclusive right and obligation to defend and control the defense of any such claim, suit or proceeding, at its own expense, using counsel of its own choice;


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provided, however, it shall not enter into any settlement which admits or concedes that any aspect of the Daiichi Technology (in the case of Pharmacopeia) and the Licensed Technology or Excluded Technology (in the case of Daiichi) is invalid or unenforceable, without the prior written consent of such other party. The defendant shall keep the other party hereto reasonably informed of all material developments in connection with any such claim, suit or proceeding.

     10.7 GRANT BACK.

            COMPOUNDS BASED ON PHARMACOPEIA PROPRIETARY INFORMATION. In the event that Pharmacopeia determines that any Library Compound in a Focused Library based solely on Pharmacopeia's proprietary information or information in the public domain, which Library Compound (i) is not an Active Compound or Other Compound, and (ii) is claimed in a Daiichi patent application or patent claiming an Active Compound or Other Compound, has a biological activity distinct from the utility disclosed in such patent application or patent, and does not have the utility claimed by Daiichi, Pharmacopeia may notify Daiichi. Daiichi shall have a period of ninety (90) days from receipt of such notice in which to provide Pharmacopeia with evidence reasonably demonstrating that such Library Compound has the utility disclosed in the Daiichi patent application or patent. In the event that Daiichi fails to provide such evidence, Daiichi agrees to grant and hereby grants to Pharmacopeia, an exclusive, worldwide, royalty-bearing (in accordance with the provisions of Section 7.5) license, with the right to grant and authorize sublicenses, under any applicable Joint Inventions and Daiichi Technology relating to such Library Compound to make, have made, use and sell products based thereon.

          10.7.2 PROCESS TECHNOLOGY. Daiichi shall grant and hereby grants to Pharmacopeia a non-exclusive, royalty-free, worldwide, license under Daiichi's interest in the Joint Inventions relating to any chemical processes, synthetic or otherwise, for all purposes.


                                   ARTICLE 11

                                 CONFIDENTIALITY

     11.1 CONFIDENTIAL INFORMATION. Except as otherwise expressly provided herein, the parties agree that, for the term of this Agreement and for five (5) years thereafter, the receiving party shall not, except as expressly provided in this Article 10, disclose to any third party or use for any purpose any confidential information furnished to it by the disclosing party hereto pursuant to this Agreement ("Confidential Information") except to the extent that it can be established by the receiving party by competent proof that such information:

          (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

          (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

          (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

          (d) was independently developed by the receiving party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

          (e) was disclosed to the receiving party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing party not to disclose such information to others.

     11.2 PERMITTED USE AND DISCLOSURES. Each party hereto may use or disclose information disclosed to it by the other party to the extent such information is included in the Licensed Technology or the Daiichi Technology, as the case may be, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of such rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other party to it pursuant to the terms of this Agreement, provided that if a party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable best efforts to secure confidential treatment of such information in consultation with the other party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

     11.3 NONDISCLOSURE OF TERMS. Each of the parties hereto agrees not to disclose the terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, except to such party's attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law. Notwithstanding the foregoing, the parties shall agree upon a press release and timing to announce the execution of this Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement; thereafter, Pharmacopeia and Daiichi may each disclose to third parties the information contained in such press release and Q&A without the need for further approval by the other. In addition, Daiichi and Pharmacopeia may make public statements regarding the progress of the Research Program and the achievement of milestones and fees with respect thereto, following consultation and mutual agreement, the consent of neither party to be unreasonably withheld.

     11.4 PUBLICATION. Any manuscript by Pharmacopeia or Daiichi describing the scientific results of the Research Program to be published during the Research Period or within one (1) year after the end of the Research Period shall be subject to the prior review of the parties at least ninety (90) days prior to submission. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of any disclosure whether the receiving party desires to file a patent application on any invention disclosed in such scientific results. In the event that the receiving party desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, or (ii) the parties determine after consultation that no patentable invention exists, or (iii) one hundred eighty (180) days after receipt by the disclosing party of the receiving party's written notice of the receiving party's desire to file such patent application, or such other period as is reasonable for seeking patent protection. Further, if such scientific results contain the information of the receiving party that is subject to use and nondisclosure restrictions under this
Article 11, the disclosing party agrees to remove such information from the proposed publication or disclosure. Following the filing of any patent application within the Licensed Technology or Daiichi Technology, in the eighteen (18) month period prior to the publication of such a patent application neither party shall make any written public disclosure regarding an invention claimed in such patent application without the prior consent of the other party.


                                   ARTICLE 12

                         REPRESENTATIONS AND WARRANTIES

     12.1 DAIICHI. Daiichi represents and warrants on its own behalf and on behalf of its Affiliates that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder;
(ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and (iii) as of the Effective Date, no claim of patent infringement has been made against Daiichi or its Affiliates with respect to the manufacture or use of any molecular target in the Field.

     12.2 PHARMACOPEIA. Pharmacopeia represents and warrants that: (i) it has the legal right and power to extend the rights granted in this Agreement; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) it has the full right to enter into this Agreement, and to fully perform its obligations hereunder; (iv) it has not previously granted, and during the term of this Agreement will not knowingly make any commitment or grant any rights which are inconsistent in any material way with the rights and licenses granted herein; (v) to the best of its knowledge as of the Effective Date, there are no existing or threatened actions, suits or claims pending against it with respect to the Licensed Technology;
(vi) to the best of its knowledge as of the Effective Date, the Licensed Technology does not include intellectual property licensed from third parties that would require Daiichi to pay to such third parties a royalty to make, have made, use and sell Agreement Products; (vii) to the best of its knowledge as of the Effective Date, the practice by Pharmacopeia of the Excluded Technology does not infringe any intellectual property rights of third parties; and
(viii) during the term of the Research Program, Pharmacopeia will use reasonable efforts not to materially breach the Columbia License.

     12.3 DISCLAIMER. Daiichi and Pharmacopeia specifically disclaim any guarantee that the Research Program will be successful, in whole or in part.
The failure of the parties to successfully develop Agreement Compounds or Agreement Products will not constitute a breach of any representation or warranty or other obligation under this Agreement. Neither Daiichi nor Pharmacopeia makes any representation or warranty or guaranty that the Research Program will be successful. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMACOPEIA AND DAIICHI AND THEIR RESPECTIVE AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSED TECHNOLOGY, EXCLUDED TECHNOLOGY, DAIICHI TECHNOLOGY, FOCUSED LIBRARIES, RANDOM LIBRARIES, AGREEMENT COMPOUNDS, INFORMATION DISCLOSED HEREUNDER OR AGREEMENT PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY LICENSED TECHNOLOGY, EXCLUDED TECHNOLOGY OR DAIICHI TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.


                                   ARTICLE 13

                                 INDEMNIFICATION

     13.1 DAIICHI. Daiichi agrees to indemnify, defend and hold Pharmacopeia and its Affiliates and their directors, officers, employees, agents and their respective successors, heirs and assigns (the "Pharmacopeia Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation, personal injury, product liability, patent infringement and trade secret misappropriation matters, suits, actions or demands relating to (i) any Agreement Products developed, manufactured, used, sold or otherwise distributed by or on behalf of Daiichi, its Sublicensees or other designees (including, without limitation, product liability and patent infringement claims), (ii) Daiichi's performance of the Research Program, (iii) the use of the molecular targets which are involved in the conduct of the Research Program and the making or use of ligands to such targets; and (iv) any breach by Daiichi of the representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Pharmacopeia, gross negligence or intentional misconduct of Pharmacopeia.

     13.2 PHARMACOPEIA. Pharmacopeia agrees to indemnify, defend and hold Daiichi, its Affiliates and Sublicensees and their respective directors, officers, employees, agents and their respective heirs and assigns (the "Daiichi Indemnitees") harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising, directly or indirectly out of or in connection with third party claims, suits, actions, demands or judgments, including without limitation personal injury and product liability matters, suits, actions, demands relating to (i) any product based on a Library Compound in a Focused Library developed, manufactured, used, sold or otherwise distributed by or on behalf of Pharmacopeia, its Affiliates, licensees or other designees pursuant to Sections 7.5 and 9.3 herein (including, without limitation, product liability and patent infringement claims), (ii) the performance of the Research Program by Pharmacopeia, and (iii) any breach by Pharmacopeia of its representations and warranties made in this Agreement, except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Daiichi, gross negligence or intentional misconduct of Daiichi.

     13.3 PROCEDURE. In the event that any Indemnitee (either a Daiichi Indemnitee or a Pharmacopeia Indemnitee) intends to claim indemnification under this Article 13 it shall promptly notify the other party in writing of such alleged Liability. The indemnifying party shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee; provided, however, that any Indemnitee shall have the right to retain its own counsel at its own expense, for any reason, including if representation of any Indemnitee by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party reasonably represented by such counsel in such proceeding. The affected Indemnitee shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 13. The Indemnitee shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which such party shall not be required to give.


                                   ARTICLE 14

                              TERM AND TERMINATION

     14.1 TERM.

          14.1.1 RESEARCH PROGRAM. The Research Program shall commence on the Effective Date and terminate on the last day of the Initial Term, unless extended pursuant to Section 2.3 above, in which case the Research Program shall terminate on the last day of such extension term.

          14. AGREEMENT. The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Agreement Product-by-Agreement Product basis until Daiichi and its Sublicensees have no remaining royalty payment obligations in a country, unless terminated earlier as provided in this Article 14.

     14.2 TERMINATION FOR BREACH. Either party to this Agreement may terminate this Agreement as to any other party hereto in the event such other party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party. Any termination shall become effective at the end of such sixty (60) day period unless the breaching party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the sixty (60) day period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the breaching party.

     14.3 TERMINATION FOR INSOLVENCY. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization, dissolution, liquidation or winding-up of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty (60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination.

     14.4 TERMINATION BY DAIICHI.

          14.4.1 INFRINGEMENT CLAIMS. If Daiichi or Pharmacopeia receives a written claim of patent infringement from a third party based on activities conducted in the Research Program with respect to the specific molecular targets specified in Section 1.17 that will be the focus of initial screening at Pharmacopeia and, pursuant to Section 2.4.2, the parties have obtained the opinion of patent counsel indicating the substantial risk that such activities would be held by a court to constitute infringement, Daiichi may terminate the Research Program and this Agreement with thirty (30) days written notice and, subject to Section 14.5.1, shall have no further payment obligations to Pharmacopeia.

          14.4.2 TERMINATION OF RESEARCH PROGRAM. Following the first anniversary of the Effective Date, Daiichi may provide Pharmacopeia notice of its intent to terminate the Research Program and this Agreement by providing Pharmacopeia at least one hundred eighty (180) days notice prior to the effective termination date. In the event that Daiichi terminates the Research Program prior to the end of the Initial Term, on the effective date of such termination Daiichi shall pay to Pharmacopeia a "wind-down" payment equal to [***] percent [***] of the amounts which otherwise would have been due for the conduct of the Research Program for the remainder of the Initial Term.

     14.5 EFFECT OF BREACH OR TERMINATION.

          14.5.1 ACCRUED RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.


[*** Confidential Treatment Requested]

          14.5.2 RETURN OF MATERIALS. Upon any termination of this Agreement, Daiichi and Pharmacopeia shall promptly return to the other all Confidential Information (including, without limitation, all Know-How, but excluding any information including agreed Know-How exchanged pursuant to
Section 2.6.1), received from the other party (except one copy of which may be retained for archival purposes).

          14.5.3 POST-TERMINATION PRODUCT SALES. In the event of the cancellation or termination of any license rights with respect to an Agreement Product prior to the expiration of this Agreement, inventory of the Agreement Product may be sold for up to six (6) months after date of termination, provided earned royalties are paid thereon.

          14.5.4 LICENSES. The licenses granted Daiichi herein shall terminate in the event of a termination by Pharmacopeia pursuant to Section 14.2 or 14.3 or any termination of the Research Program by Daiichi prior to the end of the Initial Term, and the licenses granted to Pharmacopeia in Section 9.3 shall terminate in the event of a termination by Daiichi pursuant to
Section 14.2 or 14.3. If more than one Agreement Product is being commercially developed or exploited by Daiichi or its Sublicensees hereunder and a breach entitling Pharmacopeia to terminate this Agreement relates solely to a single Agreement Product, then Pharmacopeia shall be entitled to terminate this Agreement only with respect to the applicable Agreement Product.

     14.6 ACQUISITION. Either party may terminate this Agreement by giving a ninety (90) day written notice of termination to the other party in the event that said other party's assets or business is acquired by a third party which is a significant competitor of the terminating party; provided that the party electing to terminate this Agreement must exercise such termination within thirty (30) days after the closing of such acquisition transaction. Within thirty (30) days of a request by the party proposing to enter into such acquisition transaction (which request shall specify the third party who will make such acquisition), the other party shall inform the requesting party if it intends to terminate this Agreement by reason of such acquisition. This Agreement shall be binding upon and inure to the benefit of any successor in interest or assignee of Pharmacopeia or Daiichi. Any said successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party. For purposes of this provision, "acquired" means that the third party has obtained fifty percent (50%) or more of the assets, capital share or voting power.

     14.7 SURVIVAL. Articles 8, 11, 12, 13 and 15 of this Agreement, and Sections 2.5, 2.7, 2.9, 4.2, 4.3, 4.4, 5.6, 5.7, 5.8, 7.5, 9.3, 9.4, 10.1, 10.2,
10.3, 10.4, 10.7 and 14.5 shall survive the expiration or termination of this Agreement for any reason.

                                   ARTICLE 15

                                  MISCELLANEOUS

     15.1 GOVERNING LAWS. This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed and enforced in accordance with, the laws of the state of New Jersey, without reference to conflicts of laws principles.

     15.2 NO IMPLIED LICENSES. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be created by implication, estoppel or otherwise.

     15.3 WAIVER. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

     15.4 ASSIGNMENT. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except either party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise. This Agreement shall be binding upon and accrue to the benefit any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

     15.5 INDEPENDENT CONTRACTORS. The relationship of the parties hereto is that of independent contractors. The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

     15.6 COMPLIANCE WITH LAWS. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Agreement Products pursuant to this Agreement.

     15.7 PATENT MARKING. Daiichi agrees to mark and have its Sublicensees mark all Agreement Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

     15.8 NOTICES. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto and shall be deemed to have been given upon receipt:

Pharmacopeia:            Pharmacopeia
                         101 College Road East
                         Princeton, New Jersey 08540
                         Attn:     Chief Executive Officer

with a copy of any notices relating to any alleged or actual breach of this Agreement or the termination of the Agreement:

                         Wilson Sonsini Goodrich & Rosati
                         650 Page Mill Road
                         Palo Alto, California 94304-1050
                         Attn:     Michael S. Rabson, Esq.

Daiichi:                 Daiichi Pharmaceutical Co., Ltd.
                         16-13 Kitakasi 1-Chome
                         Edogawa-Ku
                         Tokyo 134, Japan
                         Attn:  General Manager
                                Corporate Development and Licensing Dept.

          15.9 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the parties and their commercial bargain.

     15.10 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing party and such party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

     15.11 COMPLETE AGREEMENT. This Agreement with its Exhibits, and Stock Purchase Agreement executed by the parties of even date herewith constitutes the entire agreement, both written and oral, between the parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, including without limitation the secrecy agreement entered October 27, 1994, shall be abrogated, canceled, and are null and void and of no effect. No amendment or change hereof or addition hereto shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Pharmacopeia and Daiichi.

     15.12 DISPUTE RESOLUTION. Any dispute under this Agreement which is not settled by mutual consent shall be finally settled by binding arbitration, conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators appointed in accordance with said rules, unless the parties agree to conduct such arbitration with a single arbitrator. The arbitration shall be held in San Francisco, California, and the arbitrators shall be independent experts with a background suitable for the matters in dispute. The arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery; provided the arbitrators shall permit such discovery as they deem necessary to permit an equitable resolution of the dispute. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original and a true copy thereof. The costs of arbitration, including administrative and arbitrators' fees, shall be shared equally by the parties. Each party shall bear its own costs and attorneys' and witness' fees. A disputed performance or suspended performances pending the resolution of the arbitration must be completed within thirty (30) days following the final decision of the arbitrators or such other reasonable period as the arbitrators determine in a written opinion. Any arbitration subject to this Section 15.12 shall be completed within one (1) year from the filing of notice of a request for such arbitration. The award shall be final and binding upon the parties hereto.

     15.13 HEADINGS. The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

     15.14 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

DAIICHI PHARMACEUTICAL                  PHARMACOPEIA, INC.
   CO., LTD.


By: /s/ Tadashi Suzuki                   By: /s/ Joseph A. Mollica
    ---------------------------------        -----------------------------------
    Tadashi Suzuki, President and CEO        Joseph A. Mollica, Chairman and CEO

                                    EXHIBIT A


                                     [***]


[*** Confidential Treatment Requested]

                                    EXHIBIT B

                               RESEARCH COMMITTEE



Pharmacopeia:  [***]
               [***]
               [***]
               [***]

Daiichi:       [***]
               [***]
               [***]
               [***]


[*** Confidential Treatment Requested]

                                    EXHIBIT C

  1. The Focused Libraries which Pharmacopeia will provide to Daiichi shall contain compounds in 96-well microtiter plates suitable for high throughput screening. The number of compounds in each well of the set of microtiter plates produced for a given assay will be determined by Daiichi but will be within a range of [***] compounds per well. The type of plate and format for control wells will also be determined by Daiichi subject to compatibility with Pharmacopeia production processes.

  2. Once the format and number of compounds per well is agreed for each assay, Pharmacopeia will then provide for each assay that number of plates required to contain [***] compounds as are contained in each library, e.g., [***] randomly selected compounds would be provided for a library of [***] members for each assay [***] . As an example, a [***] member library arrayed at [***] compounds per well in [***] wells at [***] would require [***] plates for one assay. The plates will be provided at an agreed rate for each assay, consistent with Daiichi's ability to screen compounds, but in no event at a rate of more than a total (for all [***]) of [***] plates per month. Pharmacopeia recommends that plates be delivered to each assay in a just-in-time fashion to minimize the possibility of compound decomposition upon storage. Pharmacopeia will [***] .
Pharmacopeia will then decode the chemical structure from single active compounds within 1 month of notification of a request for decoding by Daiichi. Pharmacopeia will perform [***] and decodes at a cumulative rate of no more than [***] per month.

  3. For a period of up to 6 months from delivery of a set of plates, Pharmacopeia will store the corresponding "master" plates containing the same compounds but attached to solid support.

  4. Pharmacopeia shall not be responsible for replacing plates which are rendered unusable due to Daiichi's failure to promptly screen, or store libraries under conditions recommended by Pharmacopeia at the time of delivery; provided, Daiichi may request Pharmacopeia to replace such plates on the terms and conditions set forth herein.

[*** Confidential Treatment Requested]